                                           EXHIBIT 23



                 CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders
Kollmorgen Corporation:



  We consent to the incorporation by reference in the Registration Statements of Kollmorgen Corporation on Form S-3 (No. 2-90655), on Form S-8 (No. 2-64648), on Form S-8 (No. 33-44229) and on Form S-8 (No. 33-48953), of
our report dated January 31, 1996, except as to the infomation presented in
Note 8 relating to the Series D Convertible Preferred Stock redemption for which the date is February 19, 1996, on our audits of the consolidated financial statements of Kollmorgen Corporation as of December 31, 1995, and 1994, and for the three years in the period ended December 31, 1995, which report is included in the 1995 Annual Report on Form 10-K.



                               COOPERS & LYBRAND, L.L.P.

                               /s/  Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 28, 1996